                                                                     Exhibit 4.2

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

                                      among

                 PAPPAS TELECASTING OF SOUTHERN CALIFORNIA LLC,

                         PAPPAS TELECASTING OF HOUSTON,

                         PAPPAS TELECASTING OF CONCORD,

                        HISPANIC AMERICA OF HOUSTON, LLC,

                     HISPANIC AMERICA OF SAN FRANCISCO, LLC

                                       and

                        AZTECA INTERNATIONAL CORPORATION

                                -----------------

                          Dated as of February 11, 2003

                                -----------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS ..................................................      2
   1.1   Definitions ...................................................      2

ARTICLE II SALE AND PURCHASE OF THE EQUITY INTERESTS AND THE PTSC NOTE..      5
   2.1   The Equity Interests and the PTSC Note ........................      5
   2.2   Deliveries at the Closing .....................................      5
   2.3   The Closing ...................................................      6
   2.4   Allocation ....................................................      6
   2.5   Related Matters ...............................................      6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF AIC ......................      7
   3.1   Power and Authority ...........................................      7
   3.2   Authorization .................................................      7
   3.3   No Contravention ..............................................      7
   3.4   Title to Equity Interests and PTSC Note .......................      7
   3.5   Consents 7
   3.6   Binding Effect ................................................      7
   3.7   Broker's, Finder's or Similar Fees 8
   3.8   Tax Matters ...................................................      8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PAPPAS PARTIES ........      8
   4.1   Power and Authority ...........................................      8
   4.2   Authorization .................................................      8
   4.3   No Contravention ..............................................      8
   4.4   Consents ......................................................      9
   4.5   Binding Effect ................................................      9
   4.6   Acquisition for Own Account ...................................      9
   4.7   Broker's, Finder's or Similar Fees ............................      9

ARTICLE V CERTAIN CONSENTS..............................................      9
   5.1  Consents, Waivers and Acknowledgment of the Contemplated
          Transactions..................................................      9

ARTICLE VI MISCELLANEOUS ...............................................     10
   6.1   Amendment .....................................................     10
   6.2   Entire Agreement ..............................................     10
   6.3   Survival of Representations and Warranties ....................     10
   6.4   Successors and Assigns ........................................     10
   6.5   Confidentiality ...............................................     11
   6.6   Notices .......................................................     11
   6.7   Counterparts ..................................................     13

                                                                            Page
                                                                            ----
   6.8   Headings; Gender ..............................................     13
   6.9   Further Assurances ............................................     13
   6.10  Rules of Construction .........................................     13
   6.11  Remedies ......................................................     13
   6.12  Specific Performance ..........................................     13
   6.13  Consent to Jurisdiction .......................................     13
   6.14  GOVERNING LAW .................................................     14
   6.15  Access to Records after Closing ...............................     14

Exhibits

Exhibit A   Assignment Agreement

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT, dated as of February 11, 2003 (this "Agreement"), by and among:

          (a) Azteca International Corporation, a Delaware corporation ("AIC");

          (b) Pappas Telecasting of Houston, a California Limited Partnership ("Pappas Houston");

          (c) Pappas Telecasting of Concord, a California Limited Partnership ("Pappas Concord");

          (d) Pappas Telecasting of Southern California LLC, a Delaware limited liability company ("PTSC");

          (e) Hispanic America of San Francisco, LLC, a Delaware limited liability company ("HASF"); and

          (f) Hispanic America of Houston, LLC, a Delaware limited liability company ("HAH").

     WHEREAS, pursuant to the Subscription Agreement, dated as of December 31, 2001 ("Subscription Agreement"), among AIC, HASF, HAH, Pappas Concord and Pappas Houston, AIC subscribed for (i) a 25% equity interest in HASF (the "HASF Interest") in exchange for a capital contribution to HASF of $57,250,000 (fifty-seven million two hundred fifty thousand dollars), and (ii) a 25% equity interest in HAH (the "HAH Interest" and, together with the HASF Interest, the "Equity Interests") in exchange for a capital contribution to HAH of $13,404,333 (thirteen million four hundred four thousand three hundred thirty-three dollars);

     WHEREAS, Pappas Concord holds the remaining 75% equity interest in HASF and Pappas Houston holds the remaining 75% equity interest in HAH;

     WHEREAS, in connection with the Subscription Agreement, (i) AIC and Pappas Concord entered into the Amended and Restated Operating Agreement of HASF, dated as of December 31, 2001 (the "HASF Operating Agreement"), and (ii) AIC and Pappas Houston entered into the Amended and Restated Operating Agreement of HAH, dated as of December 31, 2001 (the "HAH Operating Agreement")

     WHEREAS, AIC holds (as assignee from TV Azteca, S.A. de C.V., AIC's ultimate parent company ("TVA")) a promissory note, dated July 30, 2001, of PTSC in the aggregate principal amount of up to $60,000,000 (sixty million dollars), of which $56,147,922.48 (fifty-six million, one hundred forty-seven thousand, nine hundred twenty-two dollars and forty-eight cents) is currently outstanding (the "PTSC Note");

     WHEREAS, the PTSC Note was issued to TVA by PTSC pursuant to the Credit Agreement, dated as of July 21, 2001, by and between TVA, as lender, and PTSC, as borrower (the "Existing Credit Agreement"), and assigned by TVA to AIC, together with the Existing Credit Agreement and certain other related agreements;

     WHEREAS, HAH, Pappas Houston, HASF, Pappas Concord and PTSC (collectively, the "Pappas Parties") are affiliates;

     WHEREAS, the parties hereto are parties to the Settlement Agreement, dated as of the date hereof (the "Settlement Agreement"), by and among the parties hereto and certain of their affiliates, pursuant to which, among other matters, AIC has agreed, subject to the terms and conditions set forth therein and herein, to (i) sell the HASF Interest and the HAH Interest to PTSC, (ii) cancel the PTSC Note, and (iii) execute and deliver the Mutual Release Agreement (as defined in the Settlement Agreement) in consideration for the issuance by PTSC to AIC of the Amended and Restated Note (as defined in the Settlement Agreement) in the aggregate initial principal amount on the Closing Date of $128,000,000 (one hundred twenty-eight million dollars) (the "New PTSC Note");

     WHEREAS, in connection with this Agreement, the Settlement Agreement and the issuance of the New PTSC Note, AIC and PTSC are entering into the Amended and Restated Credit Agreement (as defined in the Settlement Agreement) and certain related agreements; and

     WHEREAS, in connection with this Agreement and the Settlement Agreement,
(i) Pappas Houston is entering into the Amendment to the HAH Operating Agreement (as defined in the Settlement Agreement) and (ii) Pappas Concord is entering into the Amendment to the HASF Operating Agreement (as defined in the Settlement Agreement).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. Defined terms used in this Agreement but not otherwise defined have the following meanings:

          "AIC" has the meaning set forth in the preamble to this Agreement.

          "AIC Consideration" has the meaning set forth in Section 2.4(b).

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York or Mexico City, Mexico, are required by law or executive order to close.

          "Claims" means any actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations.

          "Closing" has the meaning set forth in Section 2.3 of this Agreement.

          "Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

          "Contemplated Transactions" has the meaning set forth in Section 2.3 of this Agreement.

          "Contractual Obligations" means, as to any Person, any security issued by such Person or any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

          "Equity Interests" has the meaning set forth in the recitals to this Agreement.

          "Existing Credit Agreement" has the meaning set forth in the recitals to this Agreement.

          "Governmental Authority" (i)when used herein in connection with any representation, warranty, covenant, agreement or obligation of the Seller, means the government of the United States of America and any state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing Governmental Authorities referred to in this clause (i); and (ii) when used herein in connection with any representation, warranty, covenant, agreement or obligation of the Optionee, means the governments of the United States of America and Mexico and any state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing Governmental Authorities referred to in this clause (ii).

          "HAH" has the meaning set forth in the preamble to this Agreement.

          "HAH Interest" has the meaning set forth in the recitals to this Agreement.

          "HAH Operating Agreement" has the meaning set forth in the recitals to this Agreement.

          "HASF" has the meaning set forth in the preamble to this Agreement.

          "HASF Interest" has the meaning set forth in the recitals to this Agreement.

          "HASF Operating Agreement" has the meaning set forth in the recitals to this Agreement.

          "Initial Maturity Date" shall mean the date set forth in clause (i) of the definition of Maturity Date set forth in Section 1.2 of the Amended and Restated Credit Agreement (as defined in the Settlement Agreement).

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right of first offer or first refusal, exchange or option right, or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

          "New PTSC Note" has the meaning set forth in the recitals to this Agreement.

          "Option" shall have the meaning set forth in the New Option Agreement (as defined in the Settlement Agreement).

          "Orders" has the meaning set forth in Section 3.3 of this Agreement.

          "Pappas Concord" has the meaning set forth in the preamble to this Agreement.

          "Pappas Houston" has the meaning set forth in the preamble to this Agreement.

          "Pappas Parties" has the meaning set forth in the recitals to this Agreement.

          "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "PTSC" has the meaning set forth in the preamble to this Agreement.

          "PTSC Note" has the meaning set forth in the recitals to this Agreement.

          "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

          "Settlement Agreement" has the meaning set forth in the recitals to this Agreement.

                                   ARTICLE II

                            SALE AND PURCHASE OF THE
                       EQUITY INTERESTS AND THE PTSC NOTE

     2.1 The Equity Interests and the PTSC Note. At the Closing, upon the terms and conditions of this Agreement, the Settlement Agreement and the Amended and Restated Credit Agreement and in reliance upon the representations and warranties and agreements contained herein and therein, (a) AIC shall (i) sell to PTSC, and PTSC shall purchase from AIC the Equity Interests, free and clear of any Liens (other than those created by PTSC, the HAH Operating Agreement, the HASF Operating Agreement and the Existing Credit Agreement), (ii) cancel the PTSC Note and (iii) execute and deliver the Mutual Release Agreement (as defined in the Settlement Agreement), and (b) in consideration for the sale of such Equity Interests, the cancellation of such PTSC Note and the delivery of the Mutual Release Agreement as set forth in this Section 2.1, PTSC shall issue to AIC the New PTSC Note.

     2.2 Deliveries at the Closing.

          (a) At the Closing, AIC shall deliver to PTSC:

               (i) the Assignment Agreement attached hereto as Exhibit A, duly executed by AIC;

               (ii) a certificate representing the HASF Interest;

               (iii) a certificate representing the HAH Interest;

               (iv) the PTSC Note, marked "fully paid" and "cancelled";

               (v) the Mutual Release Agreement, duly executed by AIC and TVA;
          and

               (vi) a certificate of AIC, in form reasonably satisfactory to PTSC, certifying that AIC is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code and Section 1.1445-2 of the Treasury Regulations thereunder.

          (b) At the Closing, PTSC shall issue and deliver to AIC (i) the Assignment Agreement attached hereto as Exhibit A, duly executed by PTSC, and (ii) the New PTSC Note, duly executed by PTSC.

          (c) At the Closing, HASF shall register the purchase of the HASF Interest by PTSC pursuant to this Agreement.

          (d) At the Closing, HAH shall register the purchase of the HAH Interest by PTSC pursuant to this Agreement.

     2.3 The Closing. The closing (the "Closing") of the transactions described in this Article II (the "Contemplated Transactions") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP in New York City or such other place as the parties may agree, at 5:00 p.m. (local time) on the date hereof. The time and date on which the Closing occurs is the "Closing Date."

     2.4 Allocation.

          (a) The parties agree that the allocation of the principal amount of the New PTSC Note among the PTSC Note that is being cancelled pursuant to this Agreement, the Equity Interests acquired by PTSC and the Mutual Release Agreement shall be as follows: (i) $56,147,922.48 (fifty-six million, one hundred forty-seven thousand, nine hundred twenty-two dollars and forty-eight cents) to the PTSC Note, (ii) $57,250,000 (fifty-seven million two hundred fifty thousand dollars) for the HASF Interest (iii) $13,404,333 (thirteen million four hundred four thousand three hundred thirty-three dollars) for the HAH Interest and (iv) $1,197,744.52 (one million one hundred ninety-seven thousand seven hundred forty-four and fifty-two cents) in respect of the settlement of claims as set forth in the Mutual Release Agreement. PTSC and AIC each agree to prepare and file all tax returns and reports (including information returns) on a basis consistent with the allocation provided in the preceding sentence.

          (b) The parties hereto agree that (i) the aggregate fair market value of the PTSC Note, the Equity Interests and the settlement of claims by AIC as set forth in the Mutual Release Agreement (collectively, the "AIC Consideration"), is $128 million, (ii) the fair market value of the Option is zero, and (iii) neither the New PTSC Note, nor any note treated as received upon a deemed exchange of the New PTSC Note on the Initial Maturity Date or otherwise in accordance with this Agreement, shall be treated as having "original issue discount" for federal income tax purposes. PTSC and AIC each agree to prepare and file all tax returns and reports (including information returns) on a basis consistent with the preceding sentence.

     2.5 Related Matters. Effective as of the Closing, the designees of AIC to the Board of Managers of each of HAH and HASF shall resign. HAH hereby agrees that, effective as of the Closing, (i) the indemnification provided to such designees under Section 5.6 of the HAH Operating Agreement shall survive such resignations and any subsequent amendment of the HAH Operating Agreement, and
(ii) AIC shall have no obligation or liability, in respect of capital contributions or otherwise, to HAH. HASF hereby agrees that, effective as of the Closing, (i) the indemnification provided to such designees under Section 5.6 of the HASF Operating Agreement shall survive such resignations and any subsequent amendment of the HASF Operating Agreement, and (ii) AIC shall have no obligation or liability, in respect of capital contributions or otherwise, to HASF.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF AIC

     AIC represents and warrants to the Pappas Parties as follows:

     3.1 Power and Authority. AIC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     3.2 Authorization. AIC has duly authorized the execution, delivery and performance of this Agreement.

     3.3 No Contravention. The execution, delivery and performance by AIC of this Agreement and the Contemplated Transactions, including, without limitation, the sale of the Equity Interests, do not (a) contravene the terms of its constituent or organizational documents; (b) violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of AIC, or any Requirement of Law applicable to AIC or
(c) violate any judgment, writ, injunction, award, decree or order (collectively, "Orders") of any Governmental Authority against, or binding upon, AIC.

     3.4 Title to Equity Interests and PTSC Note. Except for the Liens created by the HAH Operating Agreement, the HASF Operating Agreement and the Existing Credit Agreement, AIC owns, beneficially and of record, the Equity Interests and the PTSC Note, free and clear of all Liens. Other than pursuant to the HAH Operating Agreement and the HASF Operating Agreement, AIC has the unrestricted power and authority to transfer the Equity Interests to PTSC. Upon delivery to PTSC of the Equity Interests and payment therefor in the form of the execution and delivery of the New PTSC Note, PTSC shall acquire good and valid title to such Equity Interests, free and clear of all Liens, other than those created by PTSC, the HAH Operating Agreement, the HASF Operating Agreement and the Existing Credit Agreement.

     3.5 Consents. Except for the filing by the Pappas Parties of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or earlier termination of the applicable waiting period thereunder, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law is necessary or required in connection with the execution, delivery or performance by or enforcement against AIC of this Agreement or the transactions contemplated hereby.

     3.6 Binding Effect. This Agreement has been duly executed and delivered by AIC, and this Agreement constitutes the legal, valid and binding obligation of AIC, enforceable against AIC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fee or similar fees or commissions payable AIC in connection with the Contemplated Transactions based on any agreement, arrangement or understanding with AIC or any action taken by AIC.

     3.8 Tax Matters.

          (a) AIC has timely filed, or caused to be timely filed, with the appropriate tax authorities all material tax returns pertaining to AIC that have been required to be filed through the date hereof (and will timely file, or cause to be filed any such material tax return required to be filed on or prior to the Closing Date). All such tax returns were (or, in the case of tax returns not yet filed, will be when filed) true, correct and complete in all material respects;

          (b) All taxes that were reflected as a liability on any of the tax returns described in paragraph (a), and any other material taxes of AIC, which were due and payable before the date hereof have been timely paid in full, and all such taxes that are due and payable on or prior to the Closing Date shall be timely paid in full on or prior to the Closing Date;

          (c) There are no audits, investigations or claims for or relating to any additional material liability of AIC in respect of taxes that are pending or have been proposed in writing; and

          (d) There are no liens for taxes on the Equity Interests or the PTSC Note, except for statutory liens for current taxes not yet due.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PAPPAS PARTIES

     The Pappas Parties, jointly and severally, hereby represent and warrant to AIC as follows:

     4.1 Power and Authority. Each of the Pappas Parties has all requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization. Each of the Pappas Parties has duly authorized the execution and delivery and performance of this Agreement.

     4.3 No Contravention. The execution, delivery and performance by each of the Pappas Parties of this Agreement does not (a) contravene the terms of its constituent or organizational documents, (b) violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Pappas Party or any Requirement of Law applicable to such Pappas Party or (c) violate any Order of any Governmental Authority against, or binding upon, such Pappas Party.

     4.4 Consents. Except for the filing by the Pappas Parties of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or earlier termination of the applicable waiting period thereunder, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than disclosure filings as contemplated by Section 6.5), and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each of the Pappas Parties of this Agreement and the transactions contemplated hereby.

     4.5 Binding Effect. This Agreement has been duly executed and delivered by each of the Pappas Parties and this Agreement constitutes the valid and binding obligations of each of the Pappas Parties, enforceable against each such Pappas Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     4.6 Acquisition for Own Account. PTSC is acquiring the Equity Interests for its own account for investment only, and not with a view towards their distribution except as contemplated by Section 6.6(c) of the Amended and Restated Credit Agreement (as defined in the Settlement Agreement).

     4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by any Pappas Party in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Pappas Party or any action taken by any Pappas Party.

                                   ARTICLE V

                                CERTAIN CONSENTS

     5.1 Consents, Waivers and Acknowledgment of the Contemplated Transactions.

          (a) Pappas Concord hereby (i) waives its rights of first refusal set forth in Section 10.4 of the HASF Operating Agreement as to the transfer of the HASF Interest from AIC to PTSC, (ii) consents to the transfer of the HASF Interest from AIC to PTSC pursuant to Section 10.4(e)(iv) of the HASF Operating Agreement, (iii) consents to the transfer of the HASF Interest from PTSC to Pappas Concord, and (iv) acknowledges and consents to the Contemplated Transactions.

          (b) Pappas Houston hereby (i) waives its rights of first refusal set forth in Section 10.4 of the HAH Operating Agreement as to the transfer of the HAH Interest from AIC to PTSC, (ii) consents to the transfer of the HAH Interest from AIC to PTSC pursuant to Section 10.4(e)(iv) of the HAH Operating Agreement, (iii) consents to the transfer of the HAH Interest from PTSC to Pappas Houston, and (iv) acknowledges and consents to the Contemplated Transactions.

          (c) HASF hereby (i) waives all conditions to the transfer from AIC to PTSC and from PTSC to Pappas Concord of the HASF Interest contained in the HASF Operating Agreement and (ii) acknowledges and consents to the Contemplated Transactions.

          (d) HAH hereby (i) waives all conditions to the transfer from AIC to PTSC and from PTSC to Pappas Houston of the HAH Interest contained in the HAH Operating Agreement and (ii) acknowledges and consents to the Contemplated Transactions.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Amendment. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given. No failure or delay on the part of any party hereto in exercising any right, remedy, power or privilege hereunder or by statute or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between the parties hereto shall operate as a waiver of any right, power or privilege hereunder of any such party. Each and every default by any of the parties under this Agreement shall give rise to a separate cause of action hereunder, and separate suits may be brought under this Agreement as each cause of action arises.

     6.2 Entire Agreement. This Agreement, the Settlement Agreement and the Transaction Documents (as defined in the Settlement Agreement) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     6.3 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement.

     6.4 Successors and Assigns. Neither any Pappas Party nor AIC shall assign or delegate any of its rights or duties hereunder without the prior written consent of the other (which the other may withhold in its sole discretion). This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

     6.5 Confidentiality.

          (a) No statement announcing in any way the Contemplated Transactions shall be issued by (i) AIC, without the prior written consent of PTSC as to the specific content of such statement, such consent not to be unreasonably withheld or delayed, or (ii) PTSC, without the prior written consent of AIC as to the specific content of such statement, such consent not to be unreasonably withheld or delayed; provided that this Section 6.5 shall not apply (a) in the event such disclosure is required by any pending litigation or Requirement of Law (as determined in good faith by counsel to AIC or PTSC, as applicable), including if a court of competent jurisdiction or a duly authorized Governmental Authority requires any such statement in a final order or (b) if there is a Requirement of Law (as determined in good faith by counsel to AIC or PTSC, as applicable) for the filing of this Agreement with a Governmental Authority or other disclosure to a Governmental Authority related to this Agreement or any other Transaction Document.

          (b) Except as may be required by any Requirement of Law and except as set forth in Section 6.5(a), AIC shall keep confidential, shall not disclose or use, and shall use its best efforts to prevent its Affiliates and any of its or its Affiliates' present or former employees, agents and representatives from disclosing or using, any information which (i) pertains to the business of HASF or HAH or (ii) pertains to confidential or proprietary information of any member of HASF or HAH or which any member of HASF or HAH has labeled in writing as confidential or proprietary, in each case without the prior written consent of PTSC. The term "confidential information" is used in this Section 6.5(b) to describe information which is confidential, non-public or proprietary in nature, and relates either directly or indirectly to HAH or HASF, the business of HAH or HASF or any member of HAH or HASF, but excluding information relating to AIC's ownership interest in HAH or HASF. Information which (i) is available, or becomes available, to the public through no fault or action by AIC, its Affiliates, agents, representatives or employees or (ii) becomes available on a non-confidential basis from any source other than AIC, or its Affiliates, agents, representatives or employees and such source is not prohibited from disclosing such information, shall not be deemed confidential information.

          (c) Notwithstanding anything in this Section 6.5 to the contrary, the parties hereto are expressly authorized to disclose to any and all Persons the structure and tax aspects of the Contemplated Transactions and all materials of any kind that are provided to the parties related to such structure and tax aspects.

     6.6 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be sent by registered or certified first-class mail, return receipt requested, courier service or personal delivery:

                           if to the Pappas Parties:

                           c/o Pappas Telecasting Companies
                           500 South Chinowth Road
                           Visalia, CA  93277
                           Tel:  (559) 733-7800
                           Attention:  Dennis J. Davis

                           with a copy to:

                           Kaye Scholer LLP
                           425 Park Avenue
                           New York, NY  10022
                           Tel:  (212) 836-8000
                           Attention:  Lynn Toby Fisher, Esq.
                                       Aaron Rubinstein, Esq.

                           if to AIC:

                           c/o TV Azteca, S.A. de C.V.
                           Periferico Sur 4121
                           Col. Fuentes de Pedregal
                           C.P.l 14141 Mexico
                           Delegacion Tlalpan
                           Mexico, D.F.
                           Tel:  011-525-5-3099-5751
                           Attention:  Lic. Francisco X. Borrego Hinojosa

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Tel:  (212) 373-3000
                           Attention:  Judith R. Thoyer, Esq.
                                       Jay Cohen, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; or when actually received, if mailed. If a notice would be deemed to be given by the preceding sentence after 5:00 p.m. local time on a Business Day or on a day that is not a Business Day, such notice shall instead be deemed to have been given on the immediately following Business Day. Any party may, by notice given in accordance with this Section 6.6, designate another address or Person for receipt of notices hereunder, but such notice shall not be effective until actually received.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

     6.8 Headings; Gender. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and feminine, and the singular shall be deemed to include the plural.

     6.9 Further Assurances. Subject to the Settlement Agreement and other provisions of this Agreement, each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as may be necessary, advisable or convenient to carry out the intent and purpose of this Agreement.

     6.10 Rules of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

     6.11 Remedies. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.

     6.12 Specific Performance. Each party hereto acknowledges and agrees that its respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, the other parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     6.13 Consent to Jurisdiction. Any Claim arising out of or relating to this Agreement or the Contemplated Transactions contemplated hereby shall be brought by the parties and heard and determined only in Delaware Chancery Court, unless Delaware Chancery Court declines jurisdiction over such Claim, in which case such Claim may be brought by the parties and heard and determined only in Delaware state court or a federal court sitting in Delaware. The parties hereto consent to jurisdiction before and waive any objections of venue to the Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of any such courts, that such Claim is brought in an inconvenient forum, that the venue of such Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such courts. Each party further irrevocably submits to the jurisdiction of Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware in any such Claim. Each of the parties irrevocably consents to service of process in the manner provided for notices in Section 6.6. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

     6.14 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     6.15 Access to Records after Closing. For a period of six (6) years after the Closing Date AIC and its representatives shall have reasonable access to all of the books and records of HASF and HAH to the extent that such access is reasonably required by AIC in connection with its ownership interest in HASF or HAH prior to the Closing Date. Such access shall be afforded by HASF and HAH upon receipt of reasonable advance notice and during normal business hours. AIC shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.15, and shall promptly reimburse HASF and HAH for any reasonable documented costs or expenses incurred by them pursuant to this Section 6.15. If HASF or HAH shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give AIC a reasonable opportunity, at AIC's expense, to segregate and remove such books and records as AIC may select.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                               AZTECA INTERNATIONAL CORPORATION


                               By:   /s/ Luis J. Echarte
                                     -------------------------------------------
                                     Name:  Luis J. Echarte
                                     Title: Chief Executive Officer


                               By:   /s/ Francisco X. Borrego
                                     -------------------------------------------
                                     Name:  Francisco X. Borrego
                                     Title: Director


                               By:   /s/ Carlos Hesles Flores
                                     -------------------------------------------
                                     Name:  Carlos Hesles Flores
                                     Title: Director


                               PAPPAS TELECASTING OF SOUTHERN CALIFORNIA LLC

                               By:   PAPPAS TELECASTING COMPANIES,
                                     its Manager

                               By:   /s/ Harry Pappas
                                     -------------------------------------------
                                     Name:  Harry Pappas
                                     Title: President


                               HISPANIC AMERICA OF HOUSTON, LLC


                               By:   /s/ Harry Pappas
                                     -------------------------------------------
                                     Name:  Harry Pappas
                                     Title: General Partner

                               HISPANIC AMERICA OF SAN FRANCISCO, LLC

                               By:   /s/ Harry Pappas
                                     -------------------------------------------
                                     Name:  Harry Pappas
                                     Title: General Partner



                               PAPPAS TELECASTING OF HOUSTON,

                               By:   /s/ Harry Pappas
                                     -------------------------------------------
                                     Name:  Harry Pappas
                                     Title: President


                               PAPPAS TELECASTING OF CONCORD,
                               A California Limited Partnership

                               By:   /s/ Harry Pappas
                                     -------------------------------------------
                                     Name:  Harry Pappas
                                     Title: President